Exhibit 4.31

LEASE DEED

This LEASE DEED (hereinafter the “Deed”) is made on this TWENTIETH day of AUGUST, 2022 (20/08/2022) at Bangalore, India, by and between:

M/S. M S Ramaiah Developers and Builders Private Limited, a company incorporated under the (Indian) Companies Act, 1956 having its registered office at D-4, 1st Floor, Unity Building, J.C. Road, Bengaluru – 560002, represented by its authorized signatories M.S. Raksha Ramaiah and Mr. M. S. Sunder Ram, (hereinafter together referred to as the “Lessor” which expression shall unless it be repugnant to the context or meaning thereof, mean and include the individual partner’s legal heirs, representatives, executors, administrators, successors and the corporate partner’ successors-in-interest and permitted assigns);

AND

M/s MakeMyTrip (India) Pvt. Ltd., a company incorporated under the (Indian) Companies Act, 1956, having its registered office at 19th Floor, Epitome Building No.5, DLF Cyber City, DLF Phase –III, Gurgram, Haryana-122002 (represented herein by its authorized signatory, Major Rajneesh Kumar Sharma (hereinafter referred to as the “Lessee” which expression shall unless it be repugnant to the context or meaning thereof, mean and include its successors and assigns).

The Lessor and the Lessee are individually referred to as the “Party” and collectively as the “Parties”.

WHEREAS:

A.
The Lessor is the sole and absolute owner of the office space measuring 55,780.37 square feet of Super built-up area (“Schedule Premises”) in the 7th floor, in Tower E (“Building”) of ‘Helios Business Park) (“Tech Park”), Marathahalli – Sarjapur Outer Ring road, Bangalore, constructed over the lands bearing Sy. Nos. 23/1 and 23/2(P), situated at Kadubeesanahalli Village, Varthur Hobli, Bangalore East Taluk presently falling under Bruhat Bengaluru Mahanagara Palike Limits under Khatha No.146/150/24/2,25/1,27, 26/2,25/2,26/1, 26/2, 24/1, 23/1, 287, 288, 289, 438, 150/3, Outer Ring Road, Kariyammana Agrahara and Kadubeesanahalli villages, Bengaluru – 560 103, Karnataka (“Land”). The Land and Schedule Premises are described in detail under Schedules A and B herein below respectively. The floor plans of the Schedule Premises are annexed hereto as Annexure I.
B.
The Lessor has represented that (a) all necessary permissions have been obtained for construction of the Building in the Tech Park; (b) the sanctioned usage of Building and the Tech Park is commercial (Office) for IT/ITeS use; and (c) there is no legal impediment for using any office space in the Building and Tech Park as office and for conducting business activities.
C.
In furtherance of the above and other representations as stated elsewhere in this Deed, the Lessor has agreed to give on lease and the Lessee has agreed to take on lease the Schedule Premises in a warm shell condition (the warm shell specifications are detailed in Annexure II) as per terms detailed herein below.

NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties set forth in this Deed and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties, the Parties hereby agree as follows:

1.
LEASE OF SCHEDULE PREMISES
1.1
The Lessor hereby leases to the Lessee, the Schedule Premises in a warm shell condition as per the warm shell specifications as specified in Annexure II hereto, in accordance with the terms and conditions contained herein.
1.2
The Lessor has represented that the efficiency ratio of the Schedule Premises (i.e., the carpet area of the Schedule Premises) shall not be less than 80%(+/- 2%) of the super built-up area.
1.3
During the subsistence of the term of the lease, the Lessee shall have all rights available to a lessee or tenant under applicable laws and shall have complete and uninterrupted possession over the Schedule Premises as per the terms herein.
2.
TERM OF LEASE AND LEASE COMMENCEMENT
2.1
The lease of the Schedule Premises in favour of the Lessee shall commence on the date on which the Lessor has handed over the Schedule Premises to the Lessee in a warm shell condition as per the warm shell specifications stated in Annexure II together with all requisite statutory approvals for occupancy and use of the Schedule Premises (“Lease Commencement Date”), which shall be no later than 20th August 2022.
2.2
The duration of the lease in respect of the Schedule Premises shall initially be for a period of five (5) years from the Lease Commencement Date (“Lease Term”).
3.
RENT
3.1
The Lessee shall be liable to pay Rent (defined below) to the Lessor on and from 8th November 2022. (“Rent Commencement Date”). The period between the Lease Commencement Date and the Rent Commencement Date shall be considered as a rent free period (“Rent Free Period”) during which period, the Lessee is not required to pay Rent (defined below) and/or other related payments in respect of the Schedule Premises to the Lessor.
3.2
On and from the Rent Commencement Date, the Lessee shall pay to the Lessor monthly rent for the entire Schedule Premises in the following manner:
(a)
@ Rs.90/- (Rupees Ninety only) per sq ft per month for the warm shell Schedule Premises (“Office Rent”) for the office space measuring 55,780.37 sq ft which is equivalent to Rs. 50,20,233.30/- (Rupees Fifty Lakhs Twenty Thousand Two Hundred and Thirty Three Paisa Thirty Only) plus applicable GST subject to applicable tax deducted at source. The Office Rent shall be subject to 15% escalation every three years on the then existing rent.
(b)
@ Rs.3,500/- (Rupees Three Thousand Five Hundred only) per car parking slot per month for Eighty Six (86) exclusive covered car parking spaces (“Car Park Rent”) equivalent to Rs.3,01,000/- (Rupees Three Lakh One Thousand Only) plus applicable GST subject to applicable tax deducted at source.. The Car Park Rent shall not be subject to any escalation throughout the tenure of the lease.

3.3
It is clarified that the Office Rent and Car Park Rent are (together considered as “Rent”). The payment of Rent shall be made in advance by the Lessee on or before the 10th of every calendar month. The Lessor shall issue invoices to the Lessee before 3rd of every month. The timely payment of Rent by the Lessee is subject to the receipt of the invoice by 3rd of every month by the Lessor. The Lessor acknowledges that any delay in the submission of invoice by the Lessor will further lead to delay in payment of the Rent by the Lessee and such delay due to the Lessor will not make Lessee liable to pay any interest charges whatsoever. In case of delay in making payment of Rent, the Lessee shall be liable to pay interest @ 18% (eighteen percent) per annum for the period of delay. The Rent for any part of a month will be pro-rated and paid for that portion of the month only.
3.4
If the Lessee has requested for Additional Car Parking Spaces those shall be allotted to Lessee subject to availability, the charges for these shall be discussed and agreed at the time of take up of such slots. In such an event, the Additional Car Park Rent shall also be considered as a part of the Rent payable to the Lessor by the Lessee.
3.5
The Lessee shall be entitled to deduct the applicable tax at source from the Rent payment and the Lessee shall promptly provide to the Lessor the prescribed certificate in this regard as per applicable laws.
3.6
The Car Park Rent and the Additional Car Park Rent, if payable, shall not escalate throughout the Lease Term and Renewal Term.
4.
SECURITY DEPOSIT
4.1
The Lessee shall, on or before 25th August 2022, pay to the Lessor a sum of Rs.5,02,02,333/- (Rupees Five Crores Two Lakhs Two Thousand Three Hundred and Thirty Three only), equivalent to Ten (10) months’ Office Rent, by way of interest free refundable security deposit (hereinafter referred to as the “Security Deposit”) for securing due performance of its obligations under this Deed. The Lessee has paid deposit equivalent to one (01) month’s rent on signing of LOI amounting to Rs. 50,20,233 (Rupees Fifty Lakhs Twenty Thousand Two Hundred Thirty Three only).
4.2
The amount of Security Deposit shall not escalate during the Lease Term and the Renewal Term.
4.3
Upon expiry or earlier termination of the Deed after expiry of the Lock in period, the Lessor shall refund the entire amount of Security Deposit (subject to deductions of arrears of rent and other charges if any payable by the Lessee to Lessor) to the Lessee simultaneously with the Lessee handing over vacant possession of the Schedule Premises by the Lessee as agreed to in this Deed.
4.4
In case of any delay in the payment of refund of the entire amount of Security Deposit by the Lessor, interest at the rate of 18% p.a. shall be chargeable from the due date of payment till the date of realization of the refund amount.
5.
ESCALATION IN RENT & RENEWAL
5.1
The Office Rent payable by the Lessee to the Lessor shall be increased/ stand escalated every three years from the Lease Commencement Date by 15% (Fifteen percent) over the Office Rent last paid. There shall be no increase in the Car Park Rent, the Additional Car Park Rent, if applicable and the Security Deposit during the Lease Term and the Renewal Term (defined below).

5.2
Upon expiry of the Lease Term, the Lessee shall have the sole option to renew the lease for two (2) additional terms of five (5) years (“Renewal Term”). The Lessee shall exercise its option to renew the lease by issuing a notice of its intent to renew the lease to the Lessor at least six (6) months prior to the expiry of the Lease Term granted hereunder and the Parties shall execute and register a fresh deed of lease for the Renewal Term. It is made clear that pursuant to any such renewal, the fresh lease deed shall retain the same terms and conditions as per this Deed, subject only to enhancement in the Office Rent. There shall be no escalation in the Security Deposit and the Car Park Rent and if applicable, the Additional Car Park Rent during the Renewal Term as contemplated in this Deed. The stamp duty and the registration fee for the fresh lease deed for the Renewal Term shall be paid by the Lessee.
6.
ELECTRICITY
6.1
The Lessor has provided the Schedule Premises with raw power of 0.8 KVA for every 100 sq ft of the Schedule Premises (which includes power for HVAC and AHUs) at no extra cost to the Lessee and the same shall be available 24 hours a day, 7 days a week and 365 days a year including on holidays.
6.2
Bangalore Electricity Supply Company Limited (“BESCOM”) has provided a single calibrated meter to the whole Building and from that meter, the Lessor has provided power to the Schedule Premises under separate calibrated and exclusive sub-meters for the Schedule Premises, at its cost. The Lessee shall pay the actual demand charges and the electricity charges for the power actually consumed strictly as per the readings of the exclusive and calibrated sub meters installed in the Schedule Premises as per applicable BESCOM rates.
6.3
The Lessee’s obligation to pay charges for the electricity actually consumed in the Schedule Premises shall commence from the Lease Commencement Date or the date when the Lessee commences its fit-out and interior works, whichever is earlier. The Lessee shall make payments in respect of these demand and electricity charges, directly to the Lessor/Maintenance Agency (as defined below), as per the bills issued by the Lessor/Maintenance Agency within the time stipulated therein for making the payment. In case of delayed payment of Electricity charges or non payment of the same for a period exceeding 30 days from receipt of such bills, Lessee shall be liable to pay the Lessor the amount due along with an interest of 18%.
6.4
In the event that the Lessee requires additional power over and above 0.8 KVA per 100 sq ft, the Lessor shall provide the same to the Lessee at extra charge upon a written request made by Lessee.
6.5
The Lessor has provided 100% back up power of 0.8 KVA for every 100 sq ft of the Schedule Premises and the Lessee’s actual consumption of back-up power shall be separately metered through the calibrated and exclusive sub meter installed in the Schedule Premises. Based on the present purchase price of diesel, the back up power is presently billed at Rs.31/- (Rupees Thirty One only) per unit. The unit rate is subject to variation from time to time in proportion to actual increase or decrease in the input cost. The variation in input costs shall be computed on an open book basis based on the following formula:

Purchase price of diesel per litre / 2.25 units

The aforementioned formula shall be uniformly applied to all tenants in the Tech Park. Any variation/increase in the charges shall be subject to prior written approval of the Lessee. Such escalation shall not be at a rate higher than that charged to other tenants in the Building. On every such escalation, the Lessor shall provide the Lessee with such documents to the satisfaction of the Lessee, as may be required by it to confirm that the said escalation is proportionate to the increase in actual costs and shall include copies of invoices issued to other tenants in the Building. The Lessee’s obligation to pay charges for power backup actually consumed in the Schedule Premises shall commence from the Lease Commencement Date. The Lessor confirms that power backup for the Schedule Premises shall be available 24 hours a day, 7 days a week and 365 days a year including on holidays.

6.6
In the event of additional backup power requirement over and above 0.8 KVA per 100 sq ft, the Lessor shall provide the same to the Lessee at additional cost, at the request of the Lessee.
6.7
The Lessor understands that uninterrupted power supply is essential for the operations of the Lessee. Accordingly, the Lessor shall take all reasonable steps to ensure continuous power supply either through electricity board or through multiple diesel generators including during the Rent Free Period for the Lessee to carry out fit-out and interior works.
6.8
The Lessor represents and warrants that it has provided adequate space for earth pits for the Building electrical installations. The Lessor has also provided all earthing requirement for the equipment, computers and other peripherals to be installed at the Schedule Premises.
6.9
Upon a demand made by BESCOM, if any, the Lessee shall pay two/ three (2/3) months’ minimum deposit to the Lessor/Maintenance Agency based on the Lessee’s average electricity charges for each year of the Term (the “2MMD/3MMD”), as set out in the demand notice from BESCOM, a copy of which shall be furnished to the Lessee forthwith. The 2MMD/ 3MMD paid by the Lessee under this Clause, shall be refunded at the time of expiry or earlier termination of the lease of the Premises, along with the Security Deposit.
7.
PARKING
7.1
The Lessor has provided to the Lessee, an allotment of one car parking space for every 650 sq ft of super built up area of the Schedule Premises, amounting to 86 (Eighty Six only) car parking spaces for the sole and exclusive use of the Lessee. The car parking spaces shall be allocated in basement of the Building and shall be contiguous to the extent possible. The Lessee shall pay Car Park Rent for the same, as stated in Clause 3.2 (b) above. The car parking allocation plan is attached herewith as Annexure III.
7.2
The Lessor agrees that Lessee shall be entitled to make changes to the car park space layouts, which changes may include converting car parking slots to two-wheeler slots. However, the Lessee shall ensure, while making such changes, that all requisite statutory rules, regulations and by–laws are complied with and also that the Lessee shall adhere to all requisite safety/fire safety norms relating to car parking.

7.3
The car park spaces as mentioned in this Clause 7 shall be allocated exclusively for the use of the Lessee for the purpose of parking two/four wheeler vehicles including the vehicles of the Lessee’s visitors and customers.
7.4
The Lessor shall provide additional car parking spaces (“Additional Car Parking Spaces”) in the Tech Park to the Lessee, subject to availability, based on a written request by the Lessee. If the Lessee is allotted Additional Car Parking Spaces by the Lessor, the charges for these shall be discussed and agreed at the time of take up of such slots.
8
COMMON AREA MAINTENANCE AND OTHER CHARGES
8.1
During the Lease Term and the Renewal Term, the Lessee will undertake the internal maintenance of the Schedule Premises on its own. The Lessor shall be responsible for maintenance of the common areas of the Schedule Premises, Building and the Tech Park including cleaning, security, landscaping, common plumbing, water tanks, water distribution and disposal systems, etc., either by itself or through the Maintenance Agency (defined below) to provide the maintenance services.
8.2
The Lessor has appointed Kalyani Tech Park Private Limited (“Maintenance Agency”) as the sole maintenance agency for providing maintenance services for the common areas of the Schedule Premises, Building and Tech Park. The Lessor may appoint a new maintenance agency at any point in time by providing a written communication to the Lessee with respect to the same at least five (5) days prior to the actual appointment of the new maintenance agency. From the date stipulated on the written communication, the new maintenance agency shall be considered as the Maintenance Agency under this Deed. It is clarified that appointment of the Maintenance Agency under this Deed by the Lessor shall not be deemed to be a discharge or waiver of obligations of the Lessor to maintain the Schedule Premises in terms of this Deed.
8.3
The Lessee’s obligation to pay Maintenance Charges (defined below) under a separate maintenance agreement entered between the Lessor, Lessee and the Maintenance Agency (“Maintenance Agreement”) shall commence from the Lease Commencement Date i.e., 20th August 2022. Maintenance Charges shall mean the maintenance charges payable by the Lessee to the Maintenance Agency for provision of common area maintenance services in the Building in terms of the Maintenance Agreement.
9
PAYMENTS TO THE LESSOR
9.1
All payments to be made by the Lessee to the Lessor under this Deed may be by cheque, demand draft or wire transfer, as may be mutually convenient to both Parties. In case the payment is made by wire transfer, the same shall be made in accordance with the instructions of the Lessor from time to time, which shall be provided well in advance by the Lessor. The Lessor shall within five (5) days of the receipt of the payment provide the Lessee with stamped receipts for the payments made.
9.2
The Lessee shall be entitled to deduct tax from any payment to the Lessor as may be required by applicable laws in India, provided that the Lessee shall provide the Lessor with the prescribed certificate of tax deduction at source within the period prescribed by law.

9.3
The Goods and Services Tax (“GST”) applicable in relation to any payment to be made by the Lessee under this Deed shall be separately identified in the invoices rendered by the Lessor and shall be reimbursed by the Lessee on a monthly basis. The Lessor shall be solely responsible for remittance of GST to the authorities, filing necessary returns under applicable laws and any penalties, interest or fines imposed by the appropriate authority. The Lessee shall have no liability for any penalty, interest, fine or other charges due to the delayed or non-payment of any GST to the tax authorities by the Lessor under this Deed.
9.4
All invoices/e-invoices raised by the Lessor on Lessee must be issued in accordance with the provisions of the India Goods and Services Tax and the Rules (“GST Laws”) made thereunder. All invoices shall have reference to the Goods and Services Tax Identification Number(“GSTIN”) of the Lessee.
9.5
The Lessor to upload all invoices/ e-invoices and corresponding details raised by it on the Lessee on the GSTN portal every month. In the event of any errors or mismatches in the invoices or any mismatch in GST Returns as applicable, the Lessor shall rectify the same within one month of such errors or mismatch. In the event of failure to rectify the same, the Lessee shall reserve the right to withhold the amount to extent of the GST input tax credit in dispute, applicable interest and penalty under the GST Laws.
9.6
Further, if GST Credit is denied to the Lessee on account of mismatch in the returns filed by the Lessor or on account of delay/ failure on the part of the Lessor to file returns or due to incorrect reporting by the Lessor, the Lessor hereby agrees and undertakes to indemnify the Lessee to the extent of loss of input tax credit, interest and penalty on account of such mismatch/delay/ failure/incorrect reporting, as the case may be.
9.7
The Lessor would provide to the Lessee relevant information, if required, for the purpose of claiming GST credit on invoices raised by the Lessor to the Lessee.
9.8
Each Party shall be responsible for the payment of its own Taxes arising from this Agreement as required under applicable law. Notwithstanding any other provision in this Agreement, should the Lessee have any withholding obligation with respect to payment due pursuant to this Agreement, the Lessee shall be entitled to deduct and withhold from such payment any taxes required to be deducted and withheld with respect to the making of such payment under any provision of applicable law. To the extent that amounts are so withheld and deducted pursuant to this Clause, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such authority in respect of which such deduction and withholding was made. The Lessee will furnish to the Lessor copies of relevant withholding certificates evidencing payment of such withholding taxes.
9.9
In the event the Lessor is required to pay or indemnify the Lessee for any amount in connection with the lease under this Deed, such as breach of the provisions of this Deed or violation of law, the Lessee shall be entitled to deduct such amount from any amounts payable by the Lessee to the Lessor in the month subsequent to the month in which such amount falls due or payable to the Lessor under any other agreement entered into between the Parties, with prior reasonable intimation to the Lessor.

10
OTHER FACILITIES IN THE SCHEDULE PREMISES
10.1
Drainage and Fire Safety systems–

The Lessor represents that it has provided suitable drainage, waste disposal and sewage system for the purpose of servicing the entire Schedule Premises as per the NBC standards and all applicable approvals including environmental clearances/pollution control board clearances have been obtained in this regard. It is however agreed that the same shall not absolve the Lessor of its obligations to obtain all other required approvals or maintain them during the Lease Term and Renewal Term. Further, the Lessor confirms that it has provided suitable sprinklers and fire safety equipment in the Building including the Schedule Premises meeting the requirements under applicable approvals and NBC standards.

10.2
Water–

The Lessor represents that it has provided dual source of water supply for the Schedule Premises, with adequate water from an underground source and water procured from a third party water supplier acceptable to the Lessee, at its own cost. The Lessor shall ensure that there is uninterrupted and sufficient quantity of water 24 hours, and 365 days, which shall meet relevant code, sufficient to meet the needs of the Schedule Premises, which will include water for toilets, washrooms, kitchens, break areas, gardens and the maintenance and operation of the systems and equipment in the Schedule Premises.

In case continuous water supply is not provided by the relevant local service provider, the Lessor shall obtain an alternative source of water so that there is continuous supply of water for the Schedule Premises, at its own cost.

The Lessor further confirms that it shall make available sufficient water for consumption and usage of the Lessee for a period of at least seven (7) days from the date of occurrence of a force majeure event that has resulted in scarcity or insufficient quantity of water required by the Lessee to conduct its operations in the Schedule Premises. It is clarified that where the said scarcity or insufficiency of water is due to an act or omission of the Lessor, failure of the Lessor to provide adequate water for 24 hours 7 days a week for a period exceeding 24 hours shall amount to a breach of the Lessor under this Deed.

The Lessee shall pay water consumption charges as per the Maintenance Agreement.

10.3
Cables and Wires–

The Lessee shall be entitled to lay cables or wires for radio, television, telephone, internet and such other installations in any part of the Schedule Premises. The Lessee shall ensure that the aesthetics/façade/functioning of the Building are not damaged or hampered while laying such cables or wires.

10.4
Access to Service Providers–

During the Lease Term and Renewal Term, the Lessee and its service providers and appointed vendors shall have unrestricted and uncontrolled access to the Schedule Premises and the Lessor shall not impose any conditions and also shall not be entitled to claim any charges either from the Lessee and / or its service providers.

10.5
Trenches and Conduits–

The Lessor has provided reinforced cement concrete (RCC) trenches and / or conduits between the main entrance of the IT Park and / or the main road leading to the Schedule Premises as required by the Lessee for meeting the Lessee’s needs to acquire, install and use the telephone, data, connectivity and all other services from various service providers from time to time. However, the Lessor shall not demand any additional cost / money in the event that the Lessee decides to acquire, install and use all or any such services from multiple service providers as it may determine necessary or appropriate to operate its business from time to time, in the Lessee’s sole discretion.

10.6
Hazardous Substances–

The Lessor confirms that the entire Schedule Premises, Building and Tech Park is free from Hazardous Substances which are regulated, restricted or prohibited by any governmental agencies or any contamination which could in the opinion of the Lessee be harmful for the occupation of the Schedule Premises. The Lessee shall have the right to conduct periodical environmental tests on the Schedule Premises, Building and the Tech Park. The Lessor represents that it shall be responsible for removing to the satisfaction of the Lessee, any contamination found prior to the Lessee occupying the Schedule Premises, and for the removal of any contamination later discovered in, on or about the property if any such contamination was due to the act or omission of any party other than the Lessee, or anyone acting on the Lessee’s behalf or at its request. “Hazardous Substances” shall mean materials, substances or wastes that are included within the definition of any one or more of the terms “hazardous substances,” “hazardous materials,” “toxic substances,” “toxic pollutants,” and “hazardous wastes” (including asbestos, polychlorinated biphenyls, urea, formaldehyde insulation, gasoline, crude oil or any fraction thereof), defined or regulated as such in or under any environmental law, as may be amended and the regulations promulgated pursuant to such laws; or toxic, ignitable, corrosive or reactive materials and substances which are regulated by the State or Central Pollution Control Boards or under applicable environmental laws.

10.7
Signage–

The Lessee shall have the right to display its signage in the common business directory, which shall include at a minimum, signage in all directories including the one at the Tech Park entrance, the floors occupied by the Lessee and outside the Building as well as in the way finder directory, at no additional charges. Additionally, the Lessee shall be provided a provision for building façade signage, however subject to feasibility and the location and size shall be as per mutually agreed terms between the Lessor and the Lessee. The Lessee shall be entitled to install signage at the entrance of and within the Schedule Premises and in the common directory at the ground floor of the Building. The Lessee will not be liable for any rent for use of such signage space, however, the cost of such signage will be borne by the Lessee.

10.8
Office Elevators and Service Elevators–

The Lessor confirms to provide round the clock availability of elevators in the Building, serving the Schedule Premises, without extra cost, to facilitate round the clock operation by the Lessee in the Schedule Premises.

10.9
Interiors, Internal Change and Fit-outs–

The Lessee shall be entitled to carry out fit-outs and other interior works in the Schedule Premises from the Lease Commencement Date. The Lessee shall be entitled to add to/modify the internal fit-out, infrastructure and all other interior works in accordance with its business needs within the Schedule Premises, without prior approval of the Lessor.

The Lessor confirms and agrees that the Lessee shall be permitted to execute and undertake at its own cost, works such as erection of internal partitions and other internal alterations, additions, improvements or decorations, using contractors selected by the Lessee, as may be necessary for the Lessee’s use of the Schedule Premises, provided however that, if such fit-out works require the prior approval or permission of any municipality or any other local body or Government authority, the same shall be obtained by the Lessee, at its own cost. The Lessor shall provide reasonable assistance to enable the Lessee to obtain the aforesaid approvals. The Lessor confirms that the Lessee, its agents and contractors shall be provided access to the Tech Park, Building and Schedule Premises 24 hours a day and 7 days a week for carrying out fit-out and interior works in the Schedule Premises.

With the prior consent of the Lessor (which shall not be unreasonably withheld or delayed), the Lessee shall be permitted to make electrical changes or modifications to the facilities within the Schedule Premises, at its cost, as may be necessary, provided that these modifications do not impact the overall load allocated to the Schedule Premises.

10.10
Outdoor equipment–

The Lessee shall be entitled to use the terrace space allocated by the Lessor for installing equipment such as satellite dish, chillers etc. The cost of installation and hoisting such facilities will be borne by the Lessee.

10.11
Access to the Tech Park–

The Lessee, its affiliates, appointed vendors and any approved business partners and visitors, shall have access rights 24/7, 365 days a year from all entry and exits currently operational and proposed entry and exits in the Tech Park.

11
REPAIRS AND ALTERATIONS
11.1
Without derogating from Lessee’s rights under law and hereunder, during the Lease Term and Renewal Term, (i) all repairs to the exterior and interior structure of the Building, including Building infrastructure (including roof and roof membrane), plant and machinery, Building equipment (including safety equipment’s), fire pumps, elevators, shafts, defects in construction, site infrastructure, material, workmanship, design implementation or a combination of all or any etc., provided by the Lessor will be carried out by the Lessor at its own cost and to the satisfaction of the Lessee; and (ii) the Lessor shall promptly attend to and submit to the Lessee in writing, a plan to resolve and undertake any such repairs within two (2) days and complete the same no later than within seven (7) days from thereon (unless otherwise mutually agreed upon in writing between the Parties).

11.2
Without derogating from Lessee’s rights under law and hereunder, in the event of defects as above, which in the opinion of the Lessee are or will potentially interfere with, interrupt or cause disturbance in the lawful and continuous use and occupation of the Schedule Premises, or if any equipment, facility or amenity which services the Schedule Premises, such as installations connecting water, sewerage, electricity or internet, etc., or such other essential facilities facilitating continuous use and occupation of the Schedule Premises are damaged or disrupted, the Lessee shall, without derogating from Lessor’s obligation to rectify the defects, be entitled to, at its sole and absolute discretion to undertake all such acts to rectify the defect so as to enable unconditional access, use and continuous operations in the Schedule Premises. In case of repairs by the Lessee as above, the Lessee shall be entitled to claim the actual cost of the repairs incurred on undertaking the repairs from the Lessor, either by adjusting the said cost against Rent and other payments due and payable to the Lessor or make a separate written demand for the same and the Lessor shall be liable to pay the same within thirty (30) days of such claim being presented by the Lessee.
11.3
The Lessee during the entire Lease Term and Renewal Term shall take care of all routine maintenance of air conditioning units and other equipment installed by the Lessee in the Schedule Premises by taking necessary annual maintenance contracts.
12
USE OF THE SCHEDULE PREMISES
12.1
During the occupation of the Schedule Premises by the Lessee, the use of the Schedule Premises shall be for office, engineering design services, software development, support services, testing, training, storage activities, call centre, data centre, electronic labs, all other general office purposes.
12.2
The Lessor hereby agrees that the Lessee including its officers, employees, associates, appointed vendors, customers and visitors shall be entitled to occupy and use the Schedule Premises 24 hours a day, 365 days per annum, during the Lease Term and Renewal Term with uninterrupted access to the Schedule Premises and all common areas, including but not limited to car parks, and all other services that shall be provided by the Lessor as per the terms set forth in this Deed. It is clarified that the Lessee’s occupation and use cannot be restricted by the Lessor if the Lessee has not complied with the terms of this Deed due to any subsisting default or breach by the Lessor.
12.3
Further the Lessor agrees that the Lessee including its officers, employees, associates, customers and visitors shall be entitled to unhindered egress and ingress to all common areas and other facilities in the Tech Park and the Schedule Premises 24 hours a day, 365 days per annum, during the Lease Term and Renewal Term at no extra cost to the Lessee.
12.4
The Lessor shall assist the Lessee in obtaining any approvals and/or consents on behalf of Lessee or in its own name that may be required for the Lessee to use the Schedule Premises for its commercial operations. Such assistance shall be provided at no additional cost other than reimbursement of reasonable expenses at actuals.
13
PEACEFUL POSSESSION
13.1
The Lessor shall ensure that the Lessee enjoys quiet and peaceful occupation of the entire Schedule Premises and will not undertake any repairs that affect the Lessee’s peaceful occupation or its business operations without the prior approval of the Lessee.

13.2
The Lessor agrees that, if the Lessee’s access to the Schedule Premises is restricted, peaceful possession is disrupted or services, which connects to water, sewerage, electricity or internet is damaged or disrupted, due to any acts, omissions or commissions not attributable to the Lessee or its officers and by the wilful act of Lessor then the Lessee shall be entitled not to pay Rent, Maintenance Charges and other charges to the Lessor, save and except for an extent of the Schedule Premises that it continues to use for its operations, for the duration of time that the event causing such interruption or interference has not been adequately dealt with by the Lessor. However, the Lessee shall re-commence payment of Rent, Maintenance Charge and other charges after the restraint is removed.
14
TAXES
14.1
The Lessor shall be responsible for the payment of all past, present and future taxes such as property and municipal taxes and all other outgoings in respect of the Schedule Premises, including all amounts associated with property taxes, such as water and sanitation cess, etc., in respect of the Schedule Premises during the Lease Term and the Renewal Term.
14.2
In the event of the Lessee receiving any notice from any authorities requiring payment of any property taxes or other outgoings, the Lessee shall forward the same to the Lessor as soon as possible. In the event of the Lessor not making any such required payment, the Lessee shall be entitled to make payment of the same and shall thereupon be entitled to recover by deducting from the immediate Rents payable to the Lessor.
14.3
The Lessor shall also be responsible for obtaining and maintaining all required consents and approvals in relation to the Schedule Premises and payment of all regulatory and statutory fees in relation to the same.
14.4
The Rent, power consumption charges, Maintenance Charges, and backup power consumption charges to be paid by the Lessee are all exclusive of GST or any other similar taxes which shall be borne by the Lessee as applicable.
15
LOCK-IN PERIOD AND TERMINATION
15.1
Neither Party shall be entitled to terminate the lease for a period of Five (5) years from the Lease Commencement Date (“Lock-in Period”). The Lock-in Period is only applicable during the Lease Term and not for the Renewal Term. The Lessor shall be locked-in for the entire duration of the Lease Term and Renewal Term subject to Lessee observing the terms of Lease deed)
15.2
In the event the Lessee terminates this Deed within the Lock-in Period, as a sole and exclusive remedy, the Lessee shall be liable to pay the total aggregate Rent for the remaining portion of the unexpired period of the Lease Term (“Unexpired Rent”).
15.3
Either Party shall be duly entitled to terminate the Lease Deed after the expiry of the Lock-in Period by providing 06 (Six) Months’ advance notice in writing to the Lessor, for any reason whatsoever which the Party deems fit.
15.3
Subject to the terms agreed to in this Deed and without derogating from the above, the Parties agree that once the Lease is terminated, the Maintenance Agreement shall be terminated co-terminus with the Lease Deed.

16
CONSEQUENCES OF TERMINATION
16.1
After the effective date of termination as referred to in Clause 15 herein above, the Lessee shall be under no obligation to make any payments to the Lessor.
16.2
The Lessee shall have the right to remove the items /equipment brought in by it or leave the items/equipment partially or fully in the Schedule Premises and redeliver vacant possession of the Schedule Premises to the Lessor on expiry or sooner termination of this Lease Deed without causing any damages to the Schedule Premises and the Building and its interiors, subject to normal wear and tear. The Lessee shall have the right to remove any improvements made by it to the Schedule Premises at the time of termination of the Lease Deed or, at its discretion, leave behind any such improvements in the Schedule Premises, for which the Lessor shall not be required to reimburse the Lessee. In the event an incoming tenant is interested in the Lessee’s fit-outs and improvements, the Lessee may negotiate directly with the incoming tenant and leave the items/equipment in the Schedule Premises, either partially or fully in an “as is where is” basis without the obligation of re-instating the Schedule Premises before of the expiry of the notice period/Termination date.
16.3
The Security Deposit will be refunded to the Lessee by the Lessor on a forthwith basis upon the hand-over of the vacant Schedule Premises by the Lessee to the Lessor or its representative on the expiry or termination of the Lease Deed.
16.4
In case of any delay in refund of the Security Deposit by the Lessor, interest at the rate of 18% p.a. shall be chargeable from the due date of payment till the date of realisation of the refund amount.
16.5
Subject to return of the Schedule Premises and refund of the entire amount towards the Security Deposit to the Lessee as provided above , it is agreed and acknowledged by the Parties that either Party shall have no claims directly or indirectly against the other under this Deed.
16.6
The Lessee shall not be liable to restore or reinstate the Schedule Premises to the condition in which it was on the Lease Commencement Date. To clarify, if the Lessee opts to reinstate the Schedule Premises, the Lessee’s obligation shall only be limited to removing the fit-outs and improvements made by the Lessee in the Schedule Premises after the Lease Commencement Date.
17
INSURANCE
17.1
The Lessor shall be liable for securing and retaining standard insurance for the entire Tech Park including the Building, the facilities and amenities therein (such coverage shall include amongst others coverage for structural damage, damage by fire and water, earthquake, riots, natural calamities and other risks) for its entire replacement value against all normal perils as well as “Resulting Loss Insurance”, solely at its own cost during the entire Lease Term and Renewal Term. Such insurance shall also include cover for the entire Base Building infrastructure provided by the Lessor. The Lessor hereby waives and undertakes that it will obtain their insurance company express agreement to waive its right of subrogation against the Lessee, its affiliates, their respective directors and all persons, visitors, employees engaged by them acting on their behalf. If however there are any additional cost implications to get the waiver of the insurer subrogation right, the Lessor will advise the Lessee and give it the option of obtaining such waiver and incurring the relevant resulting cost.

17.2
The Lessee is responsible for risk of loss and damages to the Lessee’s improvements. The Lessee shall insure all internal fixtures, fittings and furniture belonging to the Lessee brought and installed in the Schedule Premises.
17.3
Notwithstanding anything to the contrary, the Lessor shall be solely responsible (i) for risk of loss and damage for Schedule Premises and (ii) that under any circumstances including Event of Force Majeure circumstances, no claim be filed against the Lessee for any loss and damage to the Building or any part thereof (including the Schedule Premises).
17.4
Copies of the insurance policies as well as certificates evidencing the coverage and the levels of coverage so required (indicating a 30-day notice period for cancellation by insurance carrier(s)), shall be promptly provided to the Lessee no later than thirty (30) days following the execution of this Lease Deed and subsequently upon each anniversary thereof.
17.5
In no event shall either party be liable for any damage which is covered or should have been covered by the insurance the other party is required to carry under this Deed or to the extent it should have been covered but for the other party’s failure to carry same or obtain sufficient and proper insurance coverage.
18
FORCE MAJEURE
18.1
During the Lease Term and Renewal Term, neither Party shall be liable for any non-performance of their obligation under the Lease Deed in case of occurrence of any Event of Force Majeure which (a) is beyond the reasonable control of such Party; (b) cannot by exercise of reasonable diligence be prevented or caused to be prevented; (c) cannot be prevented or overcome despite the adoption of reasonable precautions and alternative measures; and (d) which materially and adversely affects such Party’s performance of its obligations under this Deed.
18.2
An Event of Force Majeure means (a) an Act of God, that is, any fire, drought, flood, earthquake, landslide, storm or other natural disaster; (b) an act of war, invasion, armed conflict, hostile act of foreign enemy, revolution, riot, insurrection, civil commotion or act of terrorism, epidemic or pandemic; (c) any explosion, fire, or other serious, unforeseen accident or eventuality, not caused due to negligence or failure to take due care or to comply with the terms of this Deed. It is clarified that Event of Force Majeure does not include circumstances relating to strikes, shortage of materials or increased costs due to any shortage of materials. During the Pandemic or Epidemic period at the sole discretion of the Lessor and depending upon the then prevailing situation the issue will be taken up.
18.3
Provided however that the Lessor shall within three (3) days of the occurrence of an Event of Force Majeure, communicate to the Lessee in writing, the existence of such event and the likely impact of the same (if any) on its obligation under the Deed, and if the Lessee agrees that certain obligations of the Lessor cannot be performed due to such an event then performance of such obligation shall be suspended during the period of the event. The Lessor shall however use its best efforts to alleviate the delay or impact caused by such event.
18.4
The Lessor shall also be solely responsible for repairing/rectifying any damage caused due to the any Event of Force Majeure circumstances during the Lease Term and Renewal Term only in respect of permanent structures and not for the Lessee`s internal fixtures

18.5
If any of the aforesaid events or a combination of events is likely to affect the use and occupation of the Schedule Premises, the Lessee shall be entitled to terminate this Deed by issuing a written notice to the Lessor if the likelihood of the event/s is likely to continue for a period in excess of thirty (30) days. The Lessee’s right to terminate shall accrue and the Lessee shall be entitled to terminate the lease by issuance of a written notice to the Lessor, if the impact of such events continues for a period in excess of thirty (30) days.
19
SUB LEASE / ASSIGNMENT OF THE LEASE BY THE LESSEE
19.1
The Lessee shall have the right to assign the lease in its entirety or sublease all or any portion of the Schedule Premises to any other division, subsidiary, group company or Affiliates of the Lessee, with the consent of the Lessor, of any such assignment or sublease. “Affiliates” shall mean a parent company, any holding or subsidiary company of the Lessee, any transferee company which has resulted from a merger of the Lessee company with another entity as the case may be and with respect to any entity, any company, corporation, association or other entity, in which the Lessee controls, is controlled by or is under common control with such entity, such control being exercised by the Lessee through its ability to direct the management and policies of the controlled entity through direct or indirect control of the board or ownership of voting shares of the controlled entity.
19.2
However, in all the cases mentioned above, such sublease, assignment shall not absolve the Lessee of any of its obligations under the terms of this Deed and due observance and compliance of the terms and conditions of this Deed by any such subsidiary/holding company who shall so use and occupy the Schedule Premises, shall always remain that of the Lessee.
19.3
It is agreed between the Lessor and Lessee that there shall be no third party sublease allowed for the premises.
20
ATTORNMENT

The Lessor shall be entitled to, during the subsistence of Lessee's leasehold rights, dispose of or otherwise deal with Schedule Premises, either wholly or in several portions provided that such action shall not in any way affect the leasehold rights of the Lessee over the Schedule Premises for the period of lease and the subsisting rights of the Lessee under this Deed for the Lease Term and the Renewal Term. Any such transfer by the Lessor of the Schedule Premises shall always be subject to the leasehold rights of the Lessee and the Lessor undertakes to obtain from the transferee an unconditional written undertaking, prior to the conclusion of the sale, to be bound by all the terms and conditions of the Deed including the leasehold rights of the Lessee during the Lease Term and the Renewal Term and the refund of Security Deposit paid by the Lessee under this Deed.

21
REPRESENTATIONS, COVENANTS AND WARRANTIES OF THE LESSOR
21.1
The Lessor represents, covenants and warrants to the Lessee as follows:
22.1.1
The Lessor is legally and contractually entitled to grant the lease of the Schedule Premises in favour of the Lessee and has obtained all necessary permissions, approvals and consents in this regard.

22.1.2
The Lessor has absolute right, title and interest to the Schedule Premises and that the Lessor has validly and sufficiently acquired rights to the Schedule Premises.
22.1.3
The Lessor is sufficiently entitled to lease and transfer the Schedule Premises and has not, nor anyone on its behalf done, committed or omitted any act, deed, matter or thing whereby its right to hold, use, occupy or lease the Schedule Premises is or can be forfeited, extinguished or rendered void or voidable. Notwithstanding any arrangement that the Lessor may have with any third party, financial institutions, the Lessor hereby represents that it has the absolute right and legal authority to negotiate/enter into and create leasehold rights in favour of the Lessee in respect of the Schedule Premises and that the Lessee will not be required to deal with any such third party during the Lease Term and the Renewal Term. The Lessor will be solely responsible for dealing with all such third parties.
22.1.4
The Schedule Premises is not subject to any encumbrance, charge, lien or negative right of any nature whatsoever, other than those disclosed in writing to the Lessee.
22.1.5
The Schedule Premises is not subject to any agreement for sale, lease sub lease transaction except mortgage (Without possession) in favour of Financial Institutions.
22.1.6
The Lessor has not created and will not create any rights in favour of any other person that could adversely affect the rights of the Lessee under this Deed and no other party has and will have any legal or beneficial right, claim, interest or demand whatsoever to or in respect of the Building and the Schedule Premises or any part thereof in contradiction with the terms of this Deed.
22.1.7
The Lessor shall not create any encumbrance (including any lease or sub lease agreement or arrangement) except mortgage (Without possession) in favour of Financial Institutions at any time hereafter, nor will the Lessor create any third party interest in any manner whatsoever in regard to the Schedule Premises and common areas or any part thereof during the Lease Term and the Renewal Term.
22.1.8
The Tech Park, Building and the Schedule Premises are not and will remain not the subject of any existing, perceived, or anticipated litigation or claims of any nature whatsoever, made by any party, including claims by any court of law, government authority or regulatory body or any acquisition proceedings (intended or actual).
22.1.9
There are no proceedings instituted by or against the Lessor or any of their predecessors in title in respect of the Schedule Premises and the construction thereof which will affect the rights of the Lessee to use and occupy the Schedule Premises as per the terms of this Deed.
22.1.10
The Lessor shall always keep the Lessee indemnified from or against all actions, suits and proceedings, claims, demands, fines, penalties, prosecutions, costs, charges, expenses, damages and/or other liabilities of whatsoever nature made or suffered or incurred by or caused to be imposed or levied on the Lessee by reason or by virtue of any non-performance or non-observance by the Lessor and any party claiming through or acting on behalf of or at the request of the Lessor of any of the terms, conditions, agreements, covenants and provisions stated herein.

22.1.11
The Schedule Premises including the Land over which the Building is constructed and its operations conforms in all respects, with all applicable laws, including, as the case may be, laws relating to land use, building and zoning regulations, fire safety, pollution control, health and sanitation, property and related taxes, etc., and that all necessary approvals and permits in relation to the construction of the Schedule Premises as per applicable laws have been obtained.
22.1.12
The Lessor has not received, and is not otherwise aware of any reason by which it would receive, any written notice from any governmental authority that there are any violations or Hazardous Substances in, on or under the Schedule Premises that require remediation or removal under any applicable laws as well as environmental laws, regulation or order and the Schedule Premises does not require remediation or removal under any applicable laws, as well as environmental law, regulation or order. No underground storage tanks have been installed on the Schedule Premises.
22.1.13
The Lessor has not made any deviation in construction of the Building from the plan sanctioned by the concerned authorities.
22.1.14
All approvals necessary for occupation of the Schedule Premises and conduct of office, engineering design, software development, support services, office purposes, testing, call center, storage activities and general office purposes by the Lessee have been duly obtained by the Lessor.
22.1.15
The Schedule Premises conforms and will remain in full conformance in all respect with all applicable laws required for occupation and use as an IT Park and accordingly, the Schedule Premises can be used by the Lessee for office, engineering design, software development, testing, training, storage, call centre, data centre and all other general office purposes.
22.1.16
The efficiency ratio of the Schedule Premises (i.e., the carpet area of the Schedule Premises) shall not be less than 80% (+/- 2%) of the super built-up area.
22.1.17
The Schedule Premises is in good condition and capable of being fully and adequately covered by insurance in accordance with accepted norms for insurance coverage, without any exclusions, other than standard exclusions.
22.1.18
The Schedule Premises is fully in compliance with the terms and conditions of this Deed.
22.1.19
All property taxes and all other outgoings in respect of the Tech Park, Building and the Schedule Premises have been properly remitted and there are no arrears, outstanding or dues payable to any government authorities, agencies or statutory bodies.
22.1.20
The Lessor Is a company in good standing under the laws of India and there are no perceived or threatened liquidation or winding up proceedings against the Lessor, nor is there any likelihood of insolvency or bankruptcy of the Lessor.

22.1.21
All necessary resolutions and other authorizations have been obtained by the Lessor to execute the Deed / Maintenance Agreement or such other agreements/deeds in favour of the Lessee for the purposes of the lease as contemplated under this Deed.
22.1.22
The Lessor shall continue to grant all necessary assistance including issuing the necessary letter/documents, on its behalf and/or endeavour to obtain the said documents from the respective authorities, as may be required by the Lessee for bonding the Schedule Premises with the Custom Authorities or any other statutory authority for the purposes of undertaking IT related activity in the Schedule Premises.
22.1.23
All maintenance services and amenities to be provided by the Lessor in terms of this Deed shall be free from material errors, deficiency or insufficiency and rendered in a diligent and efficient manner. All equipment installed by the Lessor in the Schedule Premises is original and new (subject to normal wear and tear) and shall be maintained in accordance with the original manufacturer’s documentations. In the event that the said maintenance services and provision of amenities have been entrusted to a Maintenance Agency/ third party under the terms of this Deed, the Lessor shall not be relieved of its obligations as herein contained.
22.1.24
The Schedule Premises, specifications and facilities and amenities such as electricity, water supply, air conditioning, fire fighting, security, etc, in relation to the Schedule Premises have been completed in conformity with the common industry practice for similar buildings and to the satisfaction of the Lessee and is true and correct in all respects and free from structural and inherent defects provided that the disclosure of such Specifications in this Deed shall not in any way absolve or waive any obligation of the Lessor under the provisions of this Deed.
22.1.25
The amenities to be provided by the Lessor shall be in good condition and capable of being fully and adequately covered by insurance in accordance with accepted Indian norms for insurance coverage, without any exclusions.
22.1.26
The Lessor through the Maintenance Agency shall be responsible for maintenance of the common areas of the Schedule Premises and the Tech Park including cleaning, security, landscaping, common plumbing, water tanks, water distribution and disposal systems, etc. The Lessor shall perform the services and provide the amenities as agreed efficiently and in a diligent manner. The services rendered and amenities provided by the Lessor in respect of the Schedule Premises shall be free from material errors, deficiency or insufficiency of service.
22.1.27
The Lessor shall identify a fire assembly area adjacent to the Building and have it earmarked for the Lessee.

23.
DISPUTE RESOLUTION
23.1
If any dispute arises amongst Parties hereto during the subsistence of this Deed or thereafter, in connection with the validity, interpretation, implementation or alleged material breach of any provision of this Deed or regarding a question, including the questions as to whether the termination of this Deed has been legitimate, the Parties shall endeavour to settle such dispute amicably.
23.2
In the event the Parties are not in a position to settle the disputes amicably within a period of sixty (60) days from the date of occurrence of such disputes between the Parties, such unresolved disputes where arbitrable under law, shall be resolved through the process of arbitration to be held in accordance with provisions of Arbitration and Conciliation Act, 1996, as amended from time to time. The Arbitral Tribunal shall consist of three (3) Arbitrators, one each to be appointed by the Lessor and the Lessee. The two appointed Arbitrators, shall proceed to appoint the third Arbitrator who shall be the Presiding Arbitrator in the Arbitration proceedings. The Arbitration proceedings shall be held in English and the seat and venue of arbitration shall be Bengaluru. The award passed by the tribunal shall be binding on the Parties.
23.3
This Deed shall be governed in all respects by the laws of India.
24.
INDEMNIFICATION:
24.1
Lessee’s Indemnification: Notwithstanding anything to the contrary contained herein, the Lessee will indemnify, defend and hold Lessor, its directors, employees and / or agents harmless during the Term against any demands, claims, charges, expenses, costs or losses arising from or relating to any act of commission or omission of Lessee which results in violation of its duty or obligation in connection with their use of the Schedule Premises in accordance with Applicable Law.
24.2
Lessor’s Indemnification: Notwithstanding anything to the contrary contained herein, the Lessor will indemnify and hold Lessee harmless during subsistence of Lease against any and all direct liabilities, direct costs and expenses (including reasonable attorney fees and expenses), demands, claims, actions or proceedings that may be initiated against the Lessee due to any breach by the Lessor of its representations, warranties and covenants hereunder, or any act of commission or omission, and/or gross negligence of the Lessor resulting in violation of its duty or obligation under Applicable Law or in breach of the provisions of this Lease Deed, and preventing the Lessee from occupying and using the Premises.
24.3
The overall extent of indemnification by Lessor or Lessee shall be restricted to the extent of loss, whether emanating under this Lease Deed or any other document executed between the Parties in relation to the Schedule Premises, thereby implying, that neither the Lessor nor the Lessee shall be entitled to receive any losses more than the loss, on account of the indemnification appearing in multiple documents for the breach / default that leads to the loss pertaining to the Premises

25.
NOTICES
a.
All notices, statements, and other communications to be given under this Deed shall be in writing and delivered (i) by hand against a written receipt and sent by fax, (ii) by Registered Post acknowledgment due and (iii) by an internationally reputed courier service, to the addresses of the Parties mentioned in the recital herein above and also addressed to the Parties as follows:

LESSEE

M/s MakeMyTrip (India) Pvt. Ltd., a company incorporated under the (Indian) Companies Act, 1956, having its registered office at 19th Floor, Epitome Building No.5, DLF Cyber City, DLF Phase –iii, Gurgram, Haryana-122002

Email:

Telephone No.

Attn: Major Rajneesh Kumar Sharma

LESSOR

M/S. M S Ramaiah Developers and Builders Private Limited,

a company incorporated under the (Indian) Companies Act, 1956 having its registered office at D-4, 1st Floor, Unity Building, J.C. Road, Bengaluru – 560002, represented by its authorized signatories

Mr. M S Raksha Ramaiah

Email:

Phone:

Service through email shall be construed as proper and sufficient service only if the Party serving the notice has received a ‘confirmation of read’ from the Party receiving the notice.

Any such notice that is delivered in accordance herewith shall be deemed received when delivery is actually received.

26.
ANTI BRIBERY
a.
An officer, employee, agent or representative of any government, including any department, agency or instrumentality of any government or any government-owned or government-controlled entity or any person acting in an official capacity on behalf thereof, or any political party, any official of a political party or public international organization, or any candidate for political office (each, a “Government or Political Official or Entity”); or
b.
Any other person or entity while knowing or having reason to believe that some or all of the payment or thing of value will be offered, given or promised, directly or indirectly, to any Government or Political Official or Entity;

for the purpose of improperly influencing any act or decision of such Government or Political Official or Entity in his, her or its official capacity. Relevant acts or decisions include a decision to do or not do any act in violation of the lawful duty of such person or entity, or inducing such person or entity to use his, her or its influence with the government or instrumentality thereof to affect or influence any act or decision, in order to obtain, retain or direct any business or to secure any other improper business advantage. Additionally, the Lessor shall not directly or indirectly make, provide, offer or authorize any payment or anything else of value to any Government or Political Official or Entity for the purpose of expediting or securing the performance of a routine governmental action by such Government or Political Official or Entity.

c.
The Lessor nor any of their employees or agents shall offer or permit any of its representatives, officers or employees to offer in respect of the conduct of its obligations or any other matter provided for in this Deed or any other agreement to be executed between the Parties or otherwise, directly or indirectly, to any representative, officer, agent or employee of the Lessee or of any of the Lessee’s representatives, agents or affiliates any benefit, fee, commission, dividend, gift, cash, gratuity, services or consideration or inducements of any kind.
27.
LIMITATION OF LIABILITY

Notwithstanding anything to the contrary contained in this Deed, the liability of the Lessee hereunder shall be limited to the rental income payable to the Lessor as per Clause 3 & Clause 15.

28.
MISCELLANEOUS
a.
This Deed together with the Schedules and Annexures executed by the Parties hereto constitute the entire agreement between the Parties with respect to the subject matter hereto and supersedes and cancels all previous agreements and negotiations thereof.
b.
This Deed may be amended by the Parties only in writing by mutual consent, which writing must be signed by authorized representatives of the Parties and it shall be registered with the jurisdictional Sub-Registrar. The stamp duty and registration charges for the same shall be borne by the Lessee.
c.
Each Party shall bear its own legal and other expenses incurred in connection with the negotiations and discussions regarding the lease under this Deed.
d.
Headings used in this Deed are for convenience and ease of reference only and shall not be relevant to or affect the meaning or interpretation of this Lease Deed.
e.
No forbearance, relaxation or inaction by any Party at any time to require the performance of any provision of this Lease Deed shall in any way affect, diminish or prejudice the right of such Party to require the performance of that or any other provision of this Deed or be considered to be a waiver of any right, unless specifically agreed in writing.
f.
In the event of any provision of this Deed being held or becoming invalid, unenforceable or illegal for any reason, this Lease Deed shall remain otherwise in full force apart from the said provision, which will be replaced with a legally valid provision that most nearly reflects the same purpose as that of the deleted provision.
g.
This Lease Deed is executed in two counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed as original.
h.
The stamp duty and registration fee concerning this Lease Deed shall be borne and paid by the Lessee. The original set of the registered Lease Deed shall remain in the possession of the Lessee and the duplicate set thereof shall be retained by the Lessor. The Lessor shall provide complete assistance for registration of this Lease Deed. It is agreed that the each of the Parties shall bear their respective brokerage fees and legal fees.
i.
Parties shall be entitled to enforce specific performance of this Lease Deed and of the terms of the lease as contained herein. It is understood that the right for specific performance shall not prejudice the respective rights of the Parties for claiming damages.

SCHEDULE A

DESCRIPTION OF THE LAND

All that piece and parcel of immovable property bearing Sy. Nos. 23/1and 23/2 (P) (now renumbered as Survey No. 23/5) (detailed under Item No. 1 and Item No. 2 respectively) of Kadubeesanahalli Village, Varthur Hobli, Bangalore East Taluk, Bangalore presently falling under Bruhat Bengaluru Mahanagara Palike Limits under Khatha No. 146/150/24/2,25/1,27,26/2,25/2, 26/1,26/2,24/1, 23/1,287,288,289,438,150/3, Outer Ring Road, Kariyammana Agrahara and Kadubeesanahalli village, Bengaluru – 560 103, Karnataka, India.

Item No. 1

All that piece and parcel of converted land in Sy No. 23/1 measuring to an extent of 2 Acre 27 Guntas, out of which 1 Acre 13 ½ Guntas situated at Kadubeesanahalli, Varthur Hobli, Bangalore East Taluk, vide order no. BDS/ALN/(E) VB SR 146/2002-03, dated 10/03/2003 issued by the Special Deputy Commissioner Bangalore District, Bangalore, bounded by as set out under the table below:

East	Venkatappa’ s portion in Sy no.23/l
West	Boundary of Kariyammana Agrahara
North	Road
South	Property of Smt. Nagamma

The above is inclusive of all its present & future superstructures thereon.

And another I Acre 13 ½ Guntas is converted vide order No. BDS/ALN/ (E) VB 148/2002 03 dated 10/03/2003 of the special deputy commissioner, Bangalore District, Bangalore and Bounded by as set out under the table below:

East	Sy No. 23/2 of Mariswamappa
West	Ramakrishnappa'a Land in Sy.No.23/1
North	Road
South	Property of Smt. Nagamma & T Narayana

The above is inclusive of all its present & future superstructures thereon.

Item No. 2

All that piece and parcel of converted land in Sy No. 23/2, measuring an extent of 1 Acre 01 (One Acre One) Guntas situated at Kadubeesanahalli Village, Varthur Hobli, Bangalore East Taluk, Bangalore vide conversion order No. BDS/ALN/(E) VB SR 147/2002-03 dated 10.03.2003 issued by the Special Deputy Commissioner, Bangalore District, Bangalore and bounded by as set out under the table below:

East	Remaining portion of Sy No. 23/2
West	Sy No. 23/1 of Ramakrishnappa
North	Road
South	Property T Narayana

SCHEDULE B

DESCRIPTION OF THE SCHEDULE PREMISES

All that office space measuring 55,780.37 square feet of Super built-up area in the 7th floor in Tower E of ‘Helios Business Park, Marathahalli – Sarjapur Outer Ring road, Bangalore, constructed over the Land described in Schedule A above together with 86 car parking slots in basements 1 & 4 of the Building.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE SET THEIR HANDS AND SEAL TO THESE PRESENTS ON THE DAY, MONTH AND YEAR FIRST ABOVE WRITTEN IN PRESENCE OF THE FOLLOWING WITNESSES:

For and on behalf of M/S. M S RAMAIAH DEVELOPERS AND BUILDERS PRIVATE LIMITED

1.

/s/ M S Raksha Ramaiah

Name: Mr. M S RAKSHA RAMAIAH

Designation: Director

2.

/s/ M.S. Sunder Ram

Name: Mr. M.S. SUNDER RAM

Designation: Director

For and on behalf of M/s MakeMyTrip (India) Pvt. Ltd., /s/ Rajneesh Kumar Sharma Name: Major Rajneesh Kumar Sharma Designation: Director - Admin
At Bangalore in the presence of: /s/ [illegible] Name: Address: Gandhinagar, Bangalore	At Bangalore in the presence of: /s/ [illegible] Name: Address: Gandhinagar, Bangalore

ANNEXURE I

Floor Plan of the Schedule Premises

ANNEXURE II

Warm Shell Specifications of the Schedule Premises

ANNEXURE III

Car Parking Spaces Allocation Plan

ANNEXURE IV

Rental Schedule

Per Square foot and Per slot Charges:

Month/ Year	Warm Shell Rent (per SF)	Car Park Rent (per slot)
8th November 2022 to 19th August 2025	INR 90.00	INR 3,500
20th August 2025 to 19th Aug 2027	INR 103.50	INR 3,500

Monthly Charges Computation:

Month/ Year	Warm Shell Rent (per month)	Car Park Rent (per month)	Total Rent
8th November 2022 to 19th August 2025	INR 50,20,233.30	INR 3,01,000.00	INR 53,21,233.30
20th August 2025 to 19th August 2027	INR 57,73,268.30	INR 3,01,000.00	INR 60,74,268.30